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Exhibit 99.1
Market For Registrant's Common Equity And Related Shareholder Matters

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          SHAREHOLDER INFORMATION
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          COMMON STOCK

          The Company has two classes of common stock, A and B, which, at December 31, 1997, were held by approximately 260 and 217 shareholders respectively. These are traded on the American Stock Exchange under the symbols OHC-A and OHC-B. The following sets the range of high and low quotations:

                                    CLASS A                  CLASS B
                               -------------------       ----------------
          QUARTER 1997          HIGH         LOW          HIGH      LOW
          ------------         ------       ------       ------    ------
          First                $9           $7 1/4       $8 3/4    $7 1/8
          Second                9 1/4        7            9 1/4     7
          Third                 8 1/4        6 1/4        8 1/4     6 1/4
          Fourth                6 3/8        4 1/8        6 5/8     4 1/8

                                    CLASS A                  CLASS B
                               -------------------       ----------------
          QUARTER 1996          HIGH         LOW          HIGH      LOW
          ------------         ------       ------       ------    ------
          First                $8           $6 1/4       $7 1/4    $6 1/8
          Second                8 1/8        7 1/2        8 1/4     7 1/2
          Third                 8 1/4        7            8         6 5/8
          Fourth                7 3/4        7            7 7/8     6 7/8



          On March 23, 1998, the last reported sales prices of the Class A Common Stock and Class B Common Stock were $5 1/4 and $4 1/2 per share, respectively. On the same date, there were 258 shareholders of record of Class A Common Stock and 215 shareholders of record of Class B Common Stock.



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